Boston Scientific Corporation

                                                                  Exhibit 11

                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)

                                                           Three Months Ended         Nine Months Ended
                                                              September 30,             September 30,
                                                            1997       1996            1997       1996
                                                           --------------------------------------------
                                                           (In thousands, except per share information)

Primary
Weighted average shares outstanding                        194,934    193,429         194,759   193,319

Net effect of dilutive put options and warrants--based on the reverse treasury stock method using quarter-end market price, if lower than average market price

Net effect of dilutive stock options and warrants--based
 on the treasury stock method using average
 market price                                                6,052      5,559           4,032     5,926
                                                           --------------------------------------------
Total                                                      200,986    198,988         198,791   199,245
                                                           ============================================

Net income                                                  88,405     71,234         136,945    86,513
                                                           ============================================

Per share amount                                           $  0.44    $  0.36         $  0.69   $  0.43
                                                           ============================================

Fully Diluted
Weighted average shares outstanding                        194,934    193,429         194,759   193,319

Net effect of dilutive put options and warrants--based
 on the reverse treasury stock method using quarter-end
 market price, if lower than average market price                3                          3

Net effect of dilutive stock options and warrants--based
 on the treasury stock method using quarter-end market
 price, if higher than average market price                  6,058      6,386           6,058     6,386
                                                           --------------------------------------------
Total                                                      200,995    199,815         200,820   199,705
                                                           ============================================

Net income                                                  88,405     71,234         136,945    86,513
                                                           ============================================

Per share amount                                           $  0.44    $  0.36         $  0.68   $  0.43
                                                           ============================================